Exhibit 4.2

2006 RESTRICTED STOCK AWARD

MASTER AGREEMENT

This 2006 Restricted Stock Award Master Agreement (the “Agreement”) is made as of the 7th day of December, 2006 (“Date of Grant”) by Allegiant Travel Company, a Nevada corporation (the “Company”).

1.             RESTRICTED STOCK AWARDS.

A.            Coincident with the initial public offering of the Company’s common stock, the Company has issued 100,000 shares of restricted stock (the “Restricted Stock”) to a list of employees at the manager level and below (the “Grantees”).

B.            Each Grantee will receive a certificate identifying the number of shares of common stock issued to the Grantee as Restricted Stock.

C.            The Restricted Stock has been awarded as compensation to the Grantees for services to be rendered over the vesting period provided for herein.

D.            This Agreement sets forth the terms, conditions and restrictions applicable to the Restricted Stock granted to each Grantee.

2.             RESTRICTIONS.

A.            The Restricted Stock has been awarded to the Grantees subject to the transfer and forfeiture conditions set forth in Paragraph B below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below.  For purposes of this Award, the term Restricted Stock includes any additional shares of stock granted to the Grantees with respect to any Restricted Stock (e.g., shares issued upon a stock dividend or stock split) prior to the vesting of the Restricted Stock.

B.            No Grantee may directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer (a “transfer”) any of the Restricted Stock prior to vesting as provided in Section 3 below.  Any transfer or attempted transfer prior to such time shall be null and void and of no effect whatsoever.

C.            If the Grantee’s employment with the Company terminates prior to the vesting of all Restricted Stock of such Grantee for any reason other than as set forth in Section 3 below, then the Grantee shall forfeit all of the Grantee’s right, title and interest in and to the Restricted Stock not vested as of the date of such termination and such Restricted Stock shall be reconveyed to the Company as of the date of such termination without further consideration or any act or action by the Grantee.

D.            The Restrictions imposed under this Section 2 shall apply to all shares of the Company’s common stock or other securities issued with respect to Restricted Stock hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the common stock of the Company which occurs prior to the vesting of the Restricted Stock.

3.             EXPIRATION AND TERMINATION OF RESTRICTIONS.  The Restrictions imposed under Section 2 above will expire and vesting of the Restricted Stock shall be as follows:

A.            On December 7, 2007, the Restrictions will expire with respect to one-third (⅓) of the Restricted Stock of each Grantee not forfeited prior to that date;

B.            On December 7, 2008, the Restrictions will expire with respect to an additional one-third (⅓) of the Restricted Stock of each Grantee not forfeited prior to that date; and

C.            On December 7, 2009, the Restrictions will expire with respect to the balance of the Restricted Stock of each Grantee not forfeited prior to that date.

Notwithstanding anything herein to the contrary, the following special vesting rules shall apply:

(i)            All Restricted Stock of a Grantee shall become fully vested upon such Grantee’s death or total disability.  Total disability shall be defined as a physician certified disability which permanently or indefinitely renders a Grantee unable to perform his or her usual duties for the Company.

(ii)           In the event of the mandatory retirement of a Grantee before full vesting as a result of the application of FAA rules, the retired Grantee shall be given credit as if he or she had continued to work until the following December 7.

4.             ADJUSTMENTS.  If the number of outstanding shares of common stock of the Company is changed as a result of a stock dividend, stock split or the like without additional consideration to the Company, the number of shares of Restricted Stock under this Agreement shall be adjusted to correspond to the change in the outstanding shares of the Company’s common stock.

5.             VOTING AND DIVIDENDS.  Subject to the restrictions contained in Section 2 hereof, each Grantee shall have all rights of a stockholder of the Company with respect to such Grantee’s Restricted Stock, including the right to vote the shares of such Grantee’s Restricted Stock and the right to receive any cash or stock dividends, including dividends of stock of a company other than the Company.  Stock dividends issued with respect to a Grantee’s Restricted Stock shall be treated as additional shares of such Grantee’s Restricted Stock (even if they are shares of a company other than the Company) that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.  If a dividend is paid in other property, each Grantee will be credited with the amount of property which would have been received had such Grantee owned a number of shares of common stock equal to the number of shares of Restricted Stock credited to his account.  The property so credited will be subject to the same restrictions and other terms and conditions applicable to the Restricted Stock under this Agreement and will be disbursed to each Grantee in kind simultaneously with the Restricted Stock to which such property relates.

6.             DELIVERY OF SHARES.  The shares of Restricted Stock of each Grantee will be issued in the name of such Grantee as Restricted Stock and will be held by the Company prior to vesting in certificated or uncertificated form.  If a certificate for Restricted Stock is issued prior to vesting, such certificate shall be registered in the name of such Grantee and shall bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the 2006 Restricted Stock Award Master Agreement dated December 7, 2006, adopted by Allegiant Travel Company.  Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the office of Allegiant Travel Company.”

Upon request from the Company, each Grantee shall deposit with the Company a stock power, or powers, executed in blank and sufficient to reconvey the Restricted Stock to the Company upon any forfeiture of the Restricted Stock (or a portion thereof), in accordance with the provisions of this Agreement.  Upon vesting of any Restricted Stock, any stock certificates and stock powers relating to such vested Restricted Stock shall be released to the Grantee upon request.

7.             WITHHOLDING TAXES.  The Company is entitled to withhold an amount equal to the Company’s required minimum statutory withholding taxes for the respective tax jurisdiction attributable to any share of common stock or property deliverable in connection with the Restricted Stock.  A Grantee may satisfy any withholding obligation in whole or in part by electing to have the Company retain shares of the Restricted Stock having a Fair Market Value on the date of vesting equal to the minimum amount to be withheld.  Fair Market Value for this purpose shall be the closing price for a share of the Company’s common stock on the last trading day before the date of vesting.

8.             OTHER RIGHTS.  The grant of Restricted Stock does not confer upon any Grantee any right to continue in the employ of the Company and does not interfere with the right of the Company to terminate any Grantee’s employment at any time.

9.             NOTICES.  Any written notice under this Agreement shall be deemed given on the date that is three business days after it is sent by registered or certified mail, postage prepaid, addressed either to the Grantee at his or her address as indicated in the Company’s employment records or to the Company at its principal office.  Any notice may be sent using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail) but no such notice shall be deemed to have been duly given unless and until it is actually received by the intended recipient.

10.           NONTRANSFERABILITY.  This Agreement and all rights hereunder are nontransferable and nonassignable by the Grantees, other than by the last will and testament of a Grantee or the laws of descent and distribution, unless the Company consents thereto in writing.  Any transfer or attempted transfer except pursuant to the preceding sentence shall be null and void and of no effect whatsoever.

11.           SECTION 83(b) ELECTION.  Any Grantee may make an election to be taxed upon the grant of his or her Restricted Stock under Section 83(b) of the Internal Revenue Code of 1986, as amended.  To effect such election, the Grantee must file an appropriate election with the Internal Revenue Service within thirty (30) days after the grant of the Restricted Stock and otherwise in accordance with the applicable Treasury Regulations.

12.           AMENDMENT.  This Agreement may not be amended except that the Company shall have the right to make amendments to clarify the intent of this Agreement or to comply with law.

13.           HEIRS AND SUCCESSORS.  Subject to Section 10 above, this Agreement and all terms and conditions hereof shall be binding upon the Company and its successors and assigns, and upon the Grantees and their heirs, legatees and legal representatives.

14.           INTERPRETATION.  Any issues of interpretation of any provision of this Agreement shall be resolved by the Compensation Committee of the Board of Directors of the Company.

15.           SEVERABILITY.  The provisions of this Agreement, and of each separate section and subsection, are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

16.           GOVERNING LAW.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed according to the internal law and not the law of conflicts of the State of Nevada.

17.           WAIVER.  The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.

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IN WITNESS WHEREOF, the Company has executed this Agreement as of day and year first above written.

ALLEGIANT TRAVEL COMPANY

By:

Its: